EMERGING MARKETS GROWTH FUND, INC.

TRANSFER AGENCY AGREEMENT

This Agreement, dated October 7th, 2010, is between EMERGING MARKETS GROWTH FUND, INC., whose principal place of business is at 11100 Santa Monica Boulevard, 15th Floor, Los Angeles, CA 90025 (the “Customer”), and J.P. MORGAN INVESTOR SERVICES CO., whose principal place of business is at One Beacon Street, Boston, MA 02108 (“JPMorgan”).

1    Intention of the Parties; Definitions

           1.1     Intention of the Parties.

(a) JPMorgan is a Delaware corporation and transfer agent registered with the United States Securities and Exchange Commission (“SEC”).

(b)     The Customer is an open-end interval management investment company, which is registered under the Investment Company Act of 1940, with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in the Customer’s Registration Statement, as amended from time to time.

(c) The Customer has requested JPMorgan to provide the Services, which JPMorgan has agreed to do so subject to the terms and conditions appearing in this Agreement and the Schedules.

          1.2     Definitions; Interpretation.

(a) As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate(s)” means in relation to a party, any company, partnership or other entity which controls, is controlled by or is under common control with such party.

“Applicable Law” means the applicable laws in force in the United States, including Office of the Comptroller of the Currency Regulation 9 (12 C.F.R. §9 (2004)), the Investment Company Act of 1940, as amended (the “1940 Act”), the Advisers Act, the Securities Act of 1933, as amended (the “1933 Act”) and the Securities Exchange Act of 1934, as amended (the “1934 Act”), as well as any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

"Articles" means the Articles of Incorporation, as amended from time to time, under which the Customer is created.

“Authorized Person” means any person who has been designated by the Customer (or by any agent designated by the Customer) to act on behalf of Customer under this Agreement. Such persons will continue to be Authorized Persons until such time as JPMorgan receives, and has had reasonable time to act upon, Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Change” has the meaning given in Clause 2.6.

“Change Control” means the process set out in Clause 2.6.

“Change Request” has the meaning given in Clause 2.6.

“Confidential Information” means and includes all non-public information concerning the Customer which JPMorgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than JPMorgan’s breach of the terms of this Agreement or information which JPMorgan obtains on a non-confidential basis from a third party who is not subject to any obligation of confidence to any person with respect to that information.

“Fees” means the payments described in Article 4, to be made by the Customer to JPMorgan for the Services.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which JPMorgan believes in good faith to have been given by an Authorized Person.

"Investment Adviser” means any person or entity appointed as investment adviser or manager of the Customer and set forth as such in the Registration Statement.

“JPMorgan Indemnitees” means JPMorgan and its affiliates and nominees, and their respective directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

"Prospectus" means the prospectus of the Customer as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-1A of the Customer, filed under the 1933 Act and the 1940 Act, as amended or supplemented, or updated from time to time.

“Regulator” means the applicable regulating authorities, including but not limited to, the California Department of Financial Institutions, the Department of Labor, Internal Revenue Service and the United States Securities and Exchange Commission (“SEC”)

“Security Procedure” has the meaning given in Clause 3.2(a).

“Service Commencement Date” means the first date on which JPMorgan performs services for which it is entitled to receive fees under this Agreement.

"Services” means the services listed in Schedule 1.

“Share Transaction” means a purchase, redemption, or exchange transaction of Shares or a transaction resulting from a corporate action.

"Shareholder Records" means the records maintained by the Transfer Agent containing information concerning the Shareholders and Share Transactions.

"Shares" means the shares issued by the Customer.

"Shareholder" means a holder of Shares.

 “Service Level Document” means the document containing a detailed description of the Services to be agreed upon by the parties, as further described in Clause 2.1(h)

(b) Headings are for convenience only and are not intended to affect interpretation.

(c) References to Sections are to Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)     Unless the context requires otherwise, references in this Agreement to "persons" shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2    What JPMorgan is Required to Do

          2.1   The Services.

(a)       Subject to the terms and conditions set forth in this Agreement, Customer hereby employs and appoints the JPMorgan to act as, and JPMorgan agrees to act as, transfer agent for Customer’s authorized and issued Shares, and provide the Services to Customer.

(b)      The Customer shall have the right to amend the Registration Statement, provided however that any change to JPMorgan’s rights or responsibilities under this Agreement resulting from such amendment shall be subject to the terms and conditions of Section 2.6.

(c) JPMorgan shall act as agent of the Customer solely with respect to the duties of JPMorgan described in this Agreement.

(d) The Customer acknowledges that JPMorgan is not providing any legal or investment advice in providing the Services.

(e)      JPMorgan, in its sole discretion, shall designate the necessary resources for the Customer's accounts and the Services relating thereto ("Account Resources").  JPMorgan shall only change an Account Resources for reasons beyond JPMorgan's control, including, without limitation, death, illness, resignation of the Account Resources or with reasonable advance notice to Customer; provided however that in the event it is necessary for JPMorgan to remove an Account Resources, JPMorgan shall, at its sole cost and expense, (a) use its reasonable efforts to find a suitable replacement and (b) train such replacement Account Resources, to the extent possible within JPMorgan’s control, during a transition period.

(f) JPMorgan and Customer shall cooperate in performing regular performance reviews of the Services with the other Party.

(g)     JPMorgan may provide Services from its current operations locations or “Centers of Excellence” as may be established from time to time as set forth in Schedule 4.  With the exception of the service locations set forth on Schedule 4, JPMorgan shall not employ agents or delegate or sub-contract any of its functions, powers, discretions, privileges and duties under this Agreement or any Schedule to any other Affiliate of JPMorgan or any other person without the Customer's prior written approval (such approval shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, the compensation of any such person or persons shall be paid by JPMorgan and JPMorgan shall remain responsible to the Customer for the actions or omissions of any agents, delegees or subcontractors as it is for its own acts and omissions.

(h)      JPMorgan shall provide the Services in accordance with a service level document (the “Service Level Document”) as mutually agreed by the parties.  The parties acknowledge and agree that the Service Level Document provides detailed descriptions relating to timeframes, deadlines and service levels.  JPMorgan will take such actions as specified in the Service Level Document to correct any non-compliance with the stated service levels.

          2.2  No Duty to Monitor Compliance.

Each party hereto acknowledges that the duty of JPMorgan in its capacity as the provider of any of the Services shall not constitute a duty to monitor the compliance of Customer or its delegates or any other person whatsoever (other than JPMorgan or any of its Affiliates or sub-contractor) with any restriction or guideline imposed on the Customer or the Investment Adviser by the Registration Statement and any other document, or by law or regulation or otherwise with regard to the Customer or the Investment Adviser, except as expressly set forth in this Agreement  and further, that the duties of JPMorgan in its capacity as the provider of any of the Services, shall not extend to enforcing compliance of the Customer, the Investment Adviser or their delegates or any other person whatsoever (other than JPMorgan or any of its Affiliates or sub-contractor) with any such restrictions or guidelines.

          2.3  Tax Services.

JPMorgan shall provide tax services for the Customer to the extent set forth under the Services.  Although it is customary for JPMorgan to provide information and related explanations of technical positions known in the market as well as related industry best practices, the Customer agrees that such information and technical explanations are not, and are not intended to be tax advice upon which the Customer will primarily rely in the determination of its liabilities and responsibilities.

          2.4   Records.

JPMorgan shall provide any assistance reasonably requested by Customer in the preparation of reports to Shareholders and others, audits of accounts, and other ministerial matters of like nature, subject to Section 2.6 where applicable.   JPMorgan shall maintain complete and accurate records with respect to the Services provided hereunder as required by the rules and regulations of the U.S. Securities and Exchange Commission applicable to investment companies registered under the 1940 Act.  All such books and records maintained by JPMorgan shall be made available to Customer upon request and shall, where required to be maintained by Rule 31a-1 under the 1940 Act, be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act.  JPMorgan shall allow Customer's independent public accountant reasonable access to the records of JPMorgan relating to the Services provided under this Agreement as is required in connection with their examination of books and records pertaining to Customer's affairs. Subject to restrictions under applicable law, JPMorgan shall also obtain an undertaking to permit Customer's independent public accountants reasonable access to the records of any agent which has physical possession of any records as may be required in connection with the examination of Customer's books and records.  JPMorgan shall use commercially reasonable efforts to provide Customer and its agents with such reports as Customer may reasonably request, subject to Section 2.6 where applicable, or otherwise reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act and in any case, provide Customer with at least the same level of such reporting as is customary (as determined by JPMorgan) for its other mutual fund clients.

In addition, JPMorgan shall provide Customer with a copy of  the  Report on Controls Over Tranfer Agency Operations, Cincinaty, which is prepared in compliance with the requirements of Statement of Auditing Standards No. 70 issued by the American Institute of Certified Public Accountants, as it may be amended from time to time (commonly referred to as a “SAS 70 report”).

In compliance with the requirements of Rule 31a-3 under the 1940 Act, JPMorgan agrees that all records which it maintains for Customer shall at all times remain the property of the Customer, shall be readily accessible during normal business hours.  Unless otherwise agreed to by the parties, any media (i.e., tapes, hard drives) on which such records are stored shall remain the property of JPMorgan.  Upon termination of this Agreement or otherwise on written request from Customer, JPMorgan shall provide Customer a copy of records it maintains hereunder (or a summary or compilation of the records) as JPMorgan and Customer reasonably, and in good faith, deem satisfactory.  Records may be provided in either written or machine-readable form, at the option of the Customer.  Subject to the provisions of Section 8.7, JPMorgan shall be entitled to retain a copy of the records in accordance with its records retention procedures.

          2.5  Compliance with Laws and Regulations.

JPMorgan will comply with Applicable Law in the United States with respect to the provision of the Services. The Customer undertakes to comply with Applicable Law in the United States and in each state in which the Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of the Customer.

         2.6  Change Control.

(a)      If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. JPMorgan shall maintain a log of all Change Requests.

(b)      Promptly following the receipt of a Change Request the parties shall agree whether to implement the Change Request, whether the Fees should be modified in light of the change to the Services, and the basis upon which JPMorgan will be compensated for implementing the Change Request.

(c)      If a change to Applicable Law requires a change to the provision of the Services, the parties shall follow the Change Control processes as set forth above. JPMorgan shall bear its own costs with respect to implementing such a Change Request except that:

(i) JPMorgan shall be entitled to charge the Customer mutually agreed upon rates for any changes to software that has been developed or customized solely for the Customer; and

(ii)     JPMorgan shall be entitled to charge the Customer mutually agreed upon rates for any changes required as a result of the change in Applicable Law affecting the Customer in a materially different way than it affects JPMorgan’s other customers, or which the Customer wishes JPMorgan to implement in a way different from what JPMorgan reasonably intends to implement for its other customers.

3    Instructions

      3.1    Acting on Instructions; Unclear Instructions.

(a)       The Customer hereby agrees and acknowledges that JPMorgan may rely on the current list of Authorized Persons, as provided or agreed to by Customer and as may be amended from time to time and authorizes JPMorgan to accept and act upon any Instructions received by it without inquiry.  Where reasonably practicable, Customer and JPMorgan agree to use automated and electronic means of sending Instructions.

(b)      JPMorgan shall promptly notify an Authorized Person if an Instruction does not contain all information reasonably necessary for JPMorgan to carry out the Instruction. JPMorgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction pending receipt of such missing information, clarification or confirmation unless the losses result from an act of negligence, fraud or willful misconduct on the part of JPMorgan.

     3.2    Verification and Security Procedures.

(a)       JPMorgan and the Customer shall from time to time agree upon security procedures to be followed by the Customer upon the issuance of an Instruction and/or by JPMorgan upon the receipt of an Instruction, so as to enable JPMorgan to verify that such Instruction is authorized (“Security Procedures”). A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone callbacks. The Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. The parties agree that a message issued in the name of the Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

(b) JPMorgan and the Customer shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(c) Either party may record any of its telephone communications.

    3.3     Instructions Contrary To Applicable Law/Market Practice.

JPMorgan need not act upon Instructions which it reasonably believes to be contrary to Applicable Law or market practice. If JPMorgan declines to act upon any Instruction in accordance with this Agreement, then it shall notify the Customer without undue delay.

    3.4    Cut-Off Times.

JPMorgan has established cut-off times for receipt of certain Instructions, which will be made available to the Customer. If JPMorgan receives an Instruction (other than Instructions relating to a Share Transaction, which shall be processed by JPMorgan in accordance with the Registration Statement) after its established cut-off time, JPMorgan will attempt to act upon the Instruction on the day requested if JPMorgan deems it practicable to do so or otherwise as soon as practicable after that day.

    3.5    Electronic Access.

Access by the Customer to certain applications or products of JPMorgan via JPMorgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule 2.

4  Fees and Expenses Owing to JPMorgan

    4.1    Fees and Expenses.

(a) The Customer will pay JPMorgan for its Services under this Agreement, as agreed between the Customer and JPMorgan from time to time and as described in Schedule 3.

(b)       In addition to the fees provided for above, the Customer shall be responsible for the payment of all the reasonable fees and disbursements of JPMorgan in connection with the establishment, and ongoing business of the Customer, all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Customer which are incurred by JPMorgan, and any other customary or extraordinary expenses. Subject to prior, mutual agreement, Customer shall reimburse JPMorgan for any of the foregoing and for all reasonable out-of-pocket expenses including without limitation telephone, postage and stationery and expenses of a similar nature as JPMorgan may incur in the execution of its duties under this Agreement and including the costs and expenses, by the Customer’s request or with the Customer’s agreement, incurred by JPMorgan and its agents in connection with the performance of its duties pursuant to this Agreement.  Such out-of-pocket fees shall be identified on Schedule 3 to the Agreement.

(c)        Invoices will be payable within thirty (30) days of receipt of such invoice to the Customer. If the Customer disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute.

5   Additional Provisions Relating to the Customer

    5.1   Representations of the Customer and JPMorgan.

(a)      The Customer represents and warrants that (i) assuming execution and delivery of this Agreement by JPMorgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement,  and (iii) it has not relied on any oral or written representation made by JPMorgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of JPMorgan.

(b)     JPMorgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is JPMorgan’s legal, valid and binding obligation, enforceable in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement,  (iii) it has not relied on any oral or written representation made by Customer or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Customer, (iv) it is duly registered with the SEC as a transfer agent, it will remain so registered for the duration of this Agreement, and it will promptly notify the Customer in the event of any material change in its status as a registered transfer agent, (v) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement, (vi) it is in compliance with all material federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement and (vii) it has various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Customer’s records and other data and JPMorgan’s records, data equipment facilities and other property used in the performance of its obligations hereunder, that JPMorgan reasonably determines are adequate, and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

    5.2   The Customer to Provide Certain Information to JPMorgan.

Upon request, the Customer will promptly provide to JPMorgan such information about the Customer as JPMorgan may reasonably request, including the Articles and its current audited and unaudited financial statements, its Registration Statement and any contracts, regulatory documents or opinions from a lawyer or accountant that relate to the Services described in this Agreement.

    5.3   Information and Third-Party Providers Used to Provide the Service.

Notwithstanding any other provision hereof, the parties acknowledge and agree that they have negotiated and agreed upon a Service Level Document and while JPMorgan has no responsibility for, or duty to perform any investigation as to, the completeness, accuracy or sufficiency of any information provided to it by the Customer or Investment Adviser hereunder or by any other person and shall not be responsible to any person whatsoever for any loss, damage or claim suffered or made as a result of JPMorgan relying upon such information, if JPMorgan in the course of carrying out the Services notices discrepancies in such information, and it is reasonably practicable to do so, it will contact the source of the information for clarification.  For the avoidance of doubt, the foregoing shall be subject at all times to JPMorgan’s standard of care set forth in Section 6.1 below.

To the extent JPMorgan accesses third party services under agreements between the Customer, its Affiliates or the Investment Adviser and the third party service providers, JPMorgan hereby agrees to only use such services as instructed by the Customer or Investment Adviser and solely on behalf of the Customer.  JPMorgan further agrees that any use by JPMorgan of such third party services shall also be subject to the terms and conditions of any applicable agreements between the third party providers and the Customer, its Affiliates or the Investment Adviser.  For the avoidance of doubt, nothing in this Section 5.3 shall prohibit JPMorgan from entering into agreements with such third party service providers on its own behalf or on behalf of its other customers.

    5.4  Identification of Participants—Anti-Money Laundering.

          (a)   Know Your Customer Responsibilities.

(i)    Customer shall be solely liable for the performance of the required identification and verification of Shareholders in accordance with Applicable Law and shall maintain “Know Your Customer” files.  Customer acknowledges that JPMorgan may rely on such verification in satisfying any obligations which JPMorgan may have with respect to the identification or verification of Shareholders under Applicable Law.

(ii)    JPMorgan may, but is not obligated to perform, verification of a Shareholder in accordance with JPMorgan’s internal policies or industry practice.

         (b)   Anti-Money Laundering.

(i)    The Customer and JPMorgan acknowledge their respective obligations under Applicable Law to aid in the prevention of money laundering.  JPMorgan will comply with its internal policies and procedures with regard to the prevention of money laundering and with the requirements of the U.S. Treasury Department's Office of Foreign Assets Control.

(ii)    If during the performance of Services under this Agreement, JPMorgan shall become aware of any transaction which it regards as suspicious; JPMorgan will make contact with the Customer as part of any investigation into the transaction and may file any necessary reports with the relevant authorities

(iii)    Customer acknowledges that JPMorgan’s obligations under Paragraphs (i) and (ii) above may affect the timely exercise of any Instructions and agrees that JPMorgan shall not be held liable for any reasonable delay in connection with such obligations.

(iv)    In monitoring Shareholder transactions, Customer will comply with its internal policies and procedures with regard to the prevention of money laundering and with the requirements of the U.S. Treasury Department's Office of Foreign Assets Control.  Customer will promptly notify JPMorgan of any such transactions which it regards as suspicious and, following consultation with the JPMorgan, shall prepare and file any necessary report with the relevant authorities.

        (c)   Internal Control Procedures and Training.

Each of Customer and JPMorgan has established and will maintain an anti-money laundering program and conducts anti-money laundering training in accordance with Applicable Law.

6   Where JPMorgan is Liable to the Customer

     6.1  Standard of Care; Liability.

(a)        JPMorgan agrees to use reasonable care and diligence in performing the Services but will not be liable to Customer for any action taken or omitted to be taken, in the absence of a material breach of this Agreement (which shall include the failure of JPMorgan to use reasonable care and diligence), fraud, malfeasance, misfeasance, negligence or willful misconduct on the part of JPMorgan, its Affiliates, or such other JPMorgan Indemnitees in the provision of the Services pursuant to this Agreement.  The duties of JPMorgan are limited to those expressly set forth herein, and no implied duties are being assumed or may be asserted against JPMorgan.   Notwithstanding anything to the contrary in this Section 6 or elsewhere in this Agreement, JPMorgan agrees that it shall be liable for all Liabilities resulting from a disruption in the Services provided by JPMorgan hereunder due to any malfunction, interruption or failure of software, hardware, equipment and/or computer systems that JPMorgan uses in the provision of the Services after all remedial actions specified in the Service Level Document have been exhausted; provided, however, that such disruption is not due to any of the following events beyond the best efforts control of JPMorgan: (i) any Force Majeure Event; (ii) any modification or code change to a third party software provider to software necessary for the delivery of the Services; (iii) any defect, error or problem experienced by any third party services or products, including hardware failures, telecommunications providers, information providers and third party data feeds used in the delivery of Service to Customer; or (iv) any inaccuracies, errors, delays, omissions or other problems caused by interfaces with or direct access to Customer’s proprietary systems which impacts JPMorgan’s ability process and deliver the agreed Services.  Further, each party hereby agrees to promptly notify the other party upon discovery of any disruption which is reasonably likely to affect the performance of the Services.  Notwithstanding the foregoing negligence standard, JPMorgan’s achievement of the service levels and performance of the required remediation with respect to the Services proscribed by the Service Level Document shall be evaluated without regard to JPMorgan’s negligence in the performance of those Services.  Customer shall not be obligated to indemnify or hold harmless JPMorgan from and against any Liabilities related to a third party claim, where such claim relates to or is in connection with a subject matter for which JPMorgan has assumed liability under this Section 6.1(a) or in the Service Level Document.

(b)        Subject to Section 6.1(a) above, the Customer shall indemnify and hold harmless any JPMorgan Indemnities from and against any and all Liabilities of every kind and nature whatsoever that may be imposed on, incurred by or asserted against such JPMorgan Indemnitee with respect to a third party claim to the extent arising from this Agreement or the performance of any of its obligations or duties hereunder or otherwise in connection therewith or relating thereto, other than Liabilities that are determined by a final judgment of a court of competent jurisdiction to have resulted from a material breach of the Agreement and/or the relevant Schedule, willful violation of law, malfeasance, misfeasance, the fraud, negligence or willful misconduct of such JPMorgan Indemnitee.

(c)        JPMorgan shall indemnify and hold harmless Customer ("Customer Indemnitee") from and against any and all Liabilities, that may be imposed on, incurred by or asserted against the Customer Indemnitee with respect to a third party claim to the extent caused by the negligence or intentional misconduct of JPMorgan, other than Liabilities that are determined by a final judgment of a court of competent jurisdiction to have resulted from a material breach of the Agreement and/or the relevant Schedule, willful violation of law, malfeasance, misfeasance, fraud, negligence or willful misconduct of such Customer Indemnitee.

(d)      Whenever any claim shall arise for indemnification hereunder the Party seeking indemnification (the "Indemnified Party"), shall promptly notify the Party from whom indemnification is sought (the "Indemnifying Party") in writing of the claim and, when known, the facts constituting the basis for such claim. The written notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided below.

(e)      The Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting there from within 30 days from the date on which the Indemnified Party provides the Indemnifying Party written notice of the claim, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a commercially reasonable manner.

(f)       In connection with the provision of any Service hereunder, if JPMorgan is required by Customer to take any action that, in the reasonable opinion of JPMorgan, might make JPMorgan liable for the payment of money or liable in any other way, then JPMorgan shall be entitled to receive such security, guarantees or credit support in any reasonable amount and in form and substance satisfactory to JPMorgan as a prerequisite to taking such action.

(g)     Upon the occurrence of any event which causes or may cause any Liabilities to the other Party, each of Customer and JPMorgan shall use commercially reasonable efforts and take all reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to the other Party.

(h)     JPMORGAN, CUSTOMER, THEIR AFFILIATES OR ANY OTHER CUSTOMER INDEMNITEE SHALL NOT, UNDER ANY CIRCUMSTANCES WHATSOEVER, BE LIABLE FOR ANY LOSS OF PROFITS, OR ANY INDIRECT, SPECIAL, PROSPECTIVE, SPECULATIVE, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOSSES ARISING OUT OF OR IN CONNECTION WITH PERFORMANCE OR NON-PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, WHETHER SUCH DAMAGES OR LOSSES WERE FORESEEABLE OR WHETHER ANY PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(i)      THE MAXIMUM AGGREGATE LIABILITY OF ANY PARTY TO THIS AGREEMENT IN RESPECT OF ANY AND ALL CLAIMS OF ANY KIND ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE PROVISION OF THE SERVICES, REGARDLESS OF THE FORM OF ACTION (INCLUDING BREACH OF WARRANTY, BREACH OF CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR STATUTORY) SHALL NOT EXCEED THE DIRECT DAMAGES RELATING TO THE CLAIM.

(j)      NOTWITHSTANDING ANY PROVISION HEREIN THAT MAY BE TO THE CONTRARY, THE LIMITATIONS ON LIABILITY IN THIS SECTION 6.1 SHALL NOT APPLY TO CLAIMS BASED ON A PARTY'S INTENTIONAL MISCONDUCT, FRAUD, BREACH OF CONFIDENTIALITY OR A PARTY’S INDEMNIFICATION OBLIGATION.

(k)      JPMORGAN AGREES THAT THE OBLIGATIONS OF CUSTOMER UNDER THIS AGREEMENT IS NOT BINDING ON ANY OTHER PERSON, INCLUDING ANY OFFICER OR DIRECTOR FOR THE FUND BUT IS BINDING ONLY UPON THE ASSETS AND PROPERTY OF CUSTOMER.

   6.2    Force Majeure.

(a)      JPMorgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it reasonably determines are adequate to minimize any interruption of the provision of Services and meet reasonable commercial standards.

(b)      To the extent permitted by Applicable Law and provided that JPMorgan has complied with its obligations under Section 6.2(a) above, JPMorgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, failure of or the effect of rules or operations of any external funds transfer system, or any other cause beyond the reasonable control of JPMorgan (each such provision, event or circumstance being a “Force Majeure Event”).  For the avoidance of doubt, any delay or non-performance caused by (A) the negligence, misfeasance or misconduct of the JPMorgan, or (B) a malfunction or failure of equipment operated by JPMorgan other than a malfunction or failure beyond JPMorgan’s control which could not be reasonably prevented by JPMorgan, shall not be deemed a Force Majeure.

(c) JPMorgan shall notify the Customer as soon as reasonably practicable of any material performance delay or non-performance due to reasons set forth in this Section.

(d)      In addition, in no event shall the Customer incur liability to JPMorgan if it is prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of a Force Majeure Event

   6.3    JPMorgan May Consult with Counsel.

JPMorgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisers of the Customer), and shall not be deemed to have been negligent with respect to any action taken or omitted pursuant to such advice provided that JPMorgan has acted in accordance with the standard of care set forth in 6.1(a) above.
  6.4     Limitations of JPMorgan’s Liability.

(a)      JPMorgan may rely on information provided to it by or on behalf of the Customer, or which was prepared or maintained by the Customer or any third party on behalf of the Customer, in the course of discharging its duties under this Agreement. JPMorgan shall not be liable to any person for any Liabilities suffered by any person as a result of JPMorgan: (i) having relied upon the authority, accuracy, truth or completeness of information including, without limitation, information supplied to JPMorgan by the Customer or any third party which is not a subcontractor or Affiliate of JPMorgan, including but not limited to, information in relation to trades in respect of the Customer or expenses of the Customer, however, in the event JPMorgan notices any discrepancies in such information and it is reasonably practicable for JPMorgan to do so, it will contact the Customer for clarification; or (ii) having relied upon the authority, accuracy, truth and completeness of information furnished to JPMorgan by any third party pricing services, data services, or provider of other market information or information concerning securities held by the Customer, subject to the performance of reasonable tolerance checks.

(b) JPMorgan shall not be liable for any error in data that originates from Customer and is transitioned by Customer to JPMorgan with respect to the Customer provided however that JPMorgan:

                    (i) shall use reasonable efforts to mitigate any Losses arising as a result of any such error of which it is aware; and

                    (ii) shall notify the Customer as soon as practicable after becoming aware of the error.

                   JPMorgan shall be entitled to reasonable compensation, at its customary hourly rates, for the remediation efforts needed to correct any such error in data.

(c)        JPMorgan shall not be liable for any Liabilities resulting from a failure by any person (other than an Affiliate or subcontractor of JPMorgan) to provide JPMorgan with any information or notice that is reasonably necessary for the provision of the Services provided however that the Liabilities do not result from an act of negligence, fraud or willful misconduct on the part of the JPMorgan Indemnitees. JPMorgan shall use reasonable efforts to find alternative sources of information in the event of any such failure. In the event of any such failure that may affect the performance of the Services, JPMorgan shall promptly notify the Customer.

(d)      JPMorgan shall not be liable for any Liabilities whatsoever incurred or suffered by any party hereto, whether on their own account or for the account of the Customer, as a result of the failure of the Customer or its agents, officers or employees to comply with the laws or regulations of any jurisdiction in which Units are offered.

(e)     JPMorgan’s responsibilities with respect to the correction of an error in calculating the net asset value of the Customer shall be subject to the procedures set forth in the Service Level Document.

(f) The limitations on JPMorgan’s liability set forth in this Section 6.4 shall be subject at all times to JPMorgan’s compliance with the standard of care set forth in Section 6.1(a).

7  Term and Termination

   7.1   Term and Termination.

This Agreement shall be in effect for an initial term of three years from the Services Commencement Date (the “Initial Term”), and shall remain in effect thereafter unless and until a valid termination notice is given (i) at least sixty (60) days prior to the desired termination date if by the Customer and (ii) at least one hundred and eighty (180) days prior to the desired termination date if by JPMorgan.

   7.2   Termination for Convenience.

Notwithstanding Section 7.1, this Agreement shall be capable of being terminated prior to the end of the Initial Term, by not less than twelve (12) months' written notice given by the Customer to JPMorgan. Nevertheless, if any termination by the Customer under this Section 7.2 becomes effective prior to the end of the Initial Term, the Customer shall pay JPMorgan an early termination fee as described in Schedule 3 (the “Early Termination Fee”).  Such Early Termination Fee shall be based upon the sum of the following costs, expenses and liabilities of JPMorgan with respect to such termination: (1) any unamortized expense incurred by JPMorgan to construct, to procure or to obtain the right to use any hardware, software, systems, facilities, assets and services utilized by JPMorgan to provide the affected Services, (2) any severance or relocation costs incurred by JPMorgan with respect to JPMorgan personnel providing Services affected by such termination and (3) all upfront payments, prepaid expenses and all committed expenses of JPMorgan with respect to the provision of the Services.

   7.3    Other Grounds for Termination.

(a)        In the event of the termination of either the Custody Agreement dated July 1, 2007 between JPMorgan and Customer or the Sub-Administration Agreement dated October 7th, 2010 between JPMorgan and the Customer’s Investment Adviser, the parties agree to endeavor in good faith to renegotiate the fees for the Services provided hereunder.  In the event that the parties cannot come to an agreement within a reasonable period of time, the parties will mutually agree on a date to terminate this Agreement in part or in its entirety. In the event that any such termination occurs prior to the end of the Initial Term, the Customer shall pay JPMorgan the Early Termination Fee, unless the termination of the Custody Agreement or Sub-Administration Agreement was for JPMorgan’s material breach.

(b) Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

(i)       the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(ii) the relevant federal or state authority withdrawing its authorization of either party; or

(iii)      the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within 30 days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

   7.4   Consequences of Termination.

Termination of this Agreement under the provisions of this Article 7 will be without prejudice to the performance of any party's obligations under this Agreement with respect to all outstanding transactions at the date of termination.

   7.5   Transition following Termination.

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to JPMorgan under this Agreement, JPMorgan agrees to transfer such records and related supporting documentation as are held by it under this Agreement, to any replacement provider of the Services or to such other person as the Customer may direct. Except as otherwise provided in Section 7.3, JPMorgan will provide the Services until a replacement administrator is in place subject to the terms and conditions of this Agreement (including Article 4).  JPMorgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as JPMorgan customarily charges for such assistance. The Customer undertakes to use its best efforts to appoint a new administrative service provider as soon as possible.

8  Miscellaneous

    8.1   Notices.

Notices (other than Instructions) will be served by registered mail or hand delivery to 6455 Irvine Center Drive, Irvine, CA 92618, Attention: Treasurer of Customer, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

    8.2   Successors and Assigns.

This Agreement will be binding on each of the parties hereto and their respective successors and permitted assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld and provided that any such assignment, transfer or charge shall be in compliance with Applicable Law.

    8.3    Entire Agreement.

This Agreement, including the Schedules and Appendices, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. Amendments must be in writing and signed by both parties.

    8.4    Insurance.

JPMorgan agrees to maintain the insurance coverages listed on Schedule 5 with insurance carriers with an A.M. Best rating no lower than A- VIII:1. Customer acknowledges that JPMorgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer.

    8.5   Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the U.S. or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws.  The U.S. District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement.  If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction.  Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum.  The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts.  The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

    8.6   Severability; Waiver; and Survival.

(a)     If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)      Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)    The parties’ rights, protections, and remedies under this Agreement, including but not limited to indemnification, warranty, liability and limits thereon, confidentiality and protections of proprietary rights and trade secrets, shall survive its termination.

    8.7   Confidentiality.

The parties hereto agree that each shall treat confidentially all Confidential Information provided by each party to the other regarding its business and operations in accordance with this Agreement and represent that each has implemented controls that are reasonably designed to achieve the purposes of this section. All Confidential Information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, JPMorgan shall not disclose Confidential Information to any third party in any form without the prior written consent of Customer. Confidential Information for purposes hereof shall include information traditionally recognized as confidential, such as financial information, strategies, security practices, portfolio holdings, portfolio trades, product and business proposals, business plans, and the like. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is generally furnished to third parties by the providing party without confidentiality restriction. Additionally, each of the parties hereto shall be permitted to disclose any information provided by the other party if such disclosure is required by any Regulator, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation; provided, however, that the party providing such information will promptly notify the other party of such disclosure, except if such notification is prohibited by applicable law or regulation.

If a party becomes aware that it or its agents have breached the confidentiality obligations under this Section 8.7, it will promptly notify the other party in writing of the nature and extent of such breach.

The undertakings and obligations contained in this Section 8.7 shall survive the termination or expiration of this Agreement.

JPMorgan affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

JPMorgan will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Customer’s Shareholders, employees, directors and/or officers that JPMorgan receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

    8.8   Use of JPMorgan’s Name.

The Parties agree that no marketing or promotional material or communication, press release, public announcement or other publicity relating to this Agreement or the transactions contemplated hereby may be made by the Customer, on the one hand, or JPMorgan, on the other hand, without the prior written approval of JPMorgan or Customer, as applicable, except as may be required by applicable law or the rules of any applicable securities exchange or market.  Customer may state in its requests-for-proposal or shareholder (current and prospective) communications as a mere factual statement that JPMorgan provides transfer agency services to Customer, without the prior written approval of JPMorgan.  Notwithstanding the foregoing, the Customer agrees that without prior consent from Customer, JPMorgan may occasionally verbally disclose that the Customer is a client in discussions with another client or potential client of JPMorgan, provided that those discussions do not occur in a public forum.

    8.9   Third Party Rights.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

    8.10  Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

AS WITNESS the hand of the duly authorized officers of the parties hereto:

EMERGING MARKETS GROWTH FUND	J.P. MORGAN INVESTOR SERVICES CO.
By:___________________________________ Name: Title: Date:	By:___________________________________ Name: Title: Date: